Exhibit 10.20

DEXCOM, INC.

AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL & SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL & SEVERANCE AGREEMENT (the “Agreement”) is made as of                     , between DexCom, Inc., a Delaware corporation (the “Company”) and                      (“Executive”) and supersedes any prior Executive Change of Control & Severance Agreement between the Company and Executive.

WHEREAS, capitalized terms used herein shall have the meanings set forth in Section 2 herein;

WHEREAS, the Company, by means of this Agreement, seeks to provide incentives for Executive to exert maximum efforts for the success of the Company even in the face of a potential Change of Control; and

WHEREAS, the Company desires to provide Executive with protection of certain benefits in the event of a Change of Control.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Company and Executive hereby agree as follows:

1. ACCELERATION IN THE EVENT OF A CHANGE OF CONTROL. If a Change of Control occurs and either (x) your Continuous Service has not terminated as of the date immediately prior to the effective date of such Change of Control or (y) your Continuous Service is involuntarily terminated without Cause during a Change of Control Window, then the vesting and (if applicable) exercisability of the shares of Common Stock subject to each of the Stock Awards shall be accelerated in full and any reacquisition or repurchase rights held by the Company with respect to the shares of Common Stock subject to such acceleration shall lapse in full, as appropriate.

2. DEFINITIONS. For purposes of this Agreement only, capitalized terms used herein shall have the following meanings:

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Section 422(e) and (f) respectively, of the Code.

(b) “Cause” means that you have engaged in (i) willful misconduct or gross negligence in the performance of your duties; (ii) a material breach of your Proprietary Information and Inventions Agreement or your employment offer letter; or (iii) the commission of a felony affecting the Company or its business.

(c) “Change of Control” means: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

(d) “Change of Control Window” means the period (a) beginning 90 days prior to the earlier of (i) the execution of a letter of intent relating to a Change of Control transaction, if any, or (ii) the execution of a definitive agreement with respect to a Change of Control transaction; in either case, provided that the Change of Control with the party to the letter of intent or definitive agreement is consummated within two (2) years following such execution, and (b) ending on the date such Change of Control becomes effective.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Common Stock” means the common stock of the Company.

(g) “Continuous Service” means that Executive’s service with the Company or an Affiliate, whether as an employee, Director or consultant, is not interrupted or terminated. Neither a change in the capacity in which Executive renders service to the Company or an Affiliate as an employee, Director or consultant, nor a change in the entity for which Executive renders such service, shall be deemed to interrupt or terminate Executive Continuous Service provided that there is not otherwise any interruption or termination of service.

(h) “Director” means a member of the Board of Directors of the Company.

(i) “Stock Awards” means the option(s) to purchase an aggregate of                      shares of Common Stock previously granted to you and any other stock award that the Board of Directors of the Company determines should be subject to this Agreement.

3. PARACHUTE PAYMENTS. If any payment or benefit Executive would receive from the Company or otherwise pursuant to a Change of Control (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be the greater of (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, which, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest net amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock and other equity-based awards; reduction of employee benefits. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation. For the reduction for each class of payments there shall be a pro rata reduction between amounts in that class that are subject to Section 409A of the Code (“Section 409A”) as deferred compensation and amounts not subject to Section 409A as deferred compensation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.

4. SEVERANCE. Your employment with the Company is not for a guaranteed or definite period of time. Rather, the employment relationship is “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without Cause or advance notice. Should the Company terminate your employment at any time without Cause, or if you terminate your employment due to a “constructive termination,” then, in either case, subject to your execution of a release of claims in form satisfactory to the Company (including your satisfaction of all requirements to make the release effective), you will be entitled to (i) a lump sum payment equivalent to 12 months base salary, and (ii) 12 months vesting acceleration with respect to any Stock Awards. Any payment of the amount set forth in (i) above will be made 60 days following your termination of employment. You may voluntarily terminate your employment within 90 days following a “constructive termination,” which will occur if either (i) your title or your annual salary and bonus potential are materially reduced or (ii) the headquarters of the Company is moved more than 50 miles from its present location; provided in either case that you give notice of such constructive termination within 30 days of the occurrence of such event and afford the Company 30 days in which to remedy the constructive termination.

Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A and you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your “separation from service” from the Company (as such term is defined in Treasury Regulations under Section 409A) or (ii) the date of your death following such a separation from service. For purposes of this Agreement, a termination of employment shall mean a “separation from service” within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A.

5. ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK. All references to the Stock Awards referenced in this Agreement shall include and shall be appropriately adjusted by the Company to reflect any stock split, stock dividend, stock combination or other change in the Common Stock which may be made by the Company after the date of this Agreement.

6. NOTICES. Any notices provided for in this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Executive, five (5) days after deposit in the United States mail, postage prepaid, addressed to Executive at the address specified in the corporate records of the Company or at such other address as Executive hereafter designates by written notice to the Company.

7. MISCELLANEOUS.

(a) The rights and obligations of Executive under this Agreement may not be transferred or assigned without the prior written consent of the Company.

(b) This Agreement is meant to supplement the terms of the Stock Awards covering the purchase or other acquisition of securities by Executive (collectively, the “Securities Acquisition Agreements”) described herein. To the extent that the terms and conditions of any Securities Acquisition Agreement are inconsistent with the terms set forth herein, the terms and conditions of this Agreement shall be controlling. This Agreement shall not be superseded by any subsequent agreement unless such subsequent agreement is in writing, signed by Executive and such subsequent agreement specifically states that it is intended to supersede this Agreement and specifically references this “Executive Change of Control Agreement” by name. This Agreement represents the complete and exclusive statement of your agreement with the Company with respect to vesting acceleration or severance. It supersedes any other agreements or promises made to you with respect to the subject matter hereof by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by an officer of the Company.

(c) Any failure by the Company or Executive to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent either the Company or Executive from thereafter enforcing each and every other provision of this Agreement. The rights granted the Company and Executive herein are cumulative and shall not constitute a waiver of either the Company’s or Executive’s right to assert all other legal remedies available to it under the circumstances.

(d) Executive agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

(e) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(f) Subject to the provisions of subsection 7(b) herein, this Agreement, in whole or in part, may be modified, waived or amended upon the written consent of the Company and Executive.

(g) By Executive’s signature below, Executive represents that he is familiar with the terms and provisions of this Agreement, and hereby accepts this Agreement subject to all of the terms and provisions set forth herein. Executive has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the law that might be applied under applicable principles of conflicts of law.

9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

EXECUTIVE	DEXCOM, INC.

Terrance H. Gregg, Chief Executive Officer

[SIGNATURE PAGE TO EXECUTIVE CHANGE OF CONTROL AGREEMENT.]